Exhibit 10.28
RETIREMENT TRANSITION AGREEMENT
     This RETIREMENT TRANSITION AGREEMENT (hereinafter this “Agreement”) is entered into by and between Trinity North American Freight Car, Inc., a Delaware corporation (hereinafter “Trinity”), and Martin Graham (hereinafter “Graham”). Trinity and Graham are collectively hereinafter referred to as the “Parties.”
RECITALS
     WHEREAS, on September 2007, Graham notified Trinity of his intent to begin a gradual transition towards a 2011 retirement;
     WHEREAS, as part of Trinity’s longstanding succession plan, the Parties agreed to begin Graham’s phased retirement transition on January 16, 2008;
     WHEREAS, on January 15, 2008, Graham will relinquish his position as President of Trinity North American Freight Car, Inc. and assume an advisory role, reporting to the Group President for TrinityRail;
     WHEREAS, Graham’s competencies in railcar production planning and scheduling, rail industry knowledge, industry contacts, and manufacturing experience are unique in the railcar industry and Trinity desires to capitalize on Graham’s unique competencies during Graham’s phased retirement transition;
     WHEREAS, Trinity desires to assure itself of the services of Graham for the period provided in this Agreement, and Graham desires to serve in the employ of Trinity on the terms and conditions hereinafter provided;
     WHEREAS, in order to induce Graham to faithfully and diligently perform his duties and transfer his business knowledge solely and exclusively to others at Trinity and/or its parent and their affiliated entities during his retirement transition, Trinity has agreed to provide Graham certain compensation and management arrangements as set forth in this Agreement; and
     WHEREAS, the Parties also desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including any and all claims and controversies arising out of the employment relationship between Graham and Trinity prior to the effective date of this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth in this Agreement, the Parties promise and agree as follows:

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ARTICLE 1
     1.1 Employment. Trinity hereby employs Graham, and Graham hereby accepts employment by Trinity, for the period and upon the terms and conditions contained in this Agreement.
     1.2 Term. Subject to the provisions hereof, the term of this Agreement shall commence on the effective date (as herein below defined) and shall end on December 31, 2011, at which time this Agreement will terminate and Graham’s retirement will commence; provided, however, if the CEO and CFO of Trinity Industries, Inc. and the Group President of TrinityRail determine together, in the exercise of their sole discretion, that Graham contributed value to Trinity during the term of this Agreement and that contributions by Graham made after December 31, 2011 would have value to Trinity, the Parties may extend the term of this Agreement by mutual written agreement.
     1.3 Early Termination. If Graham breaches this Agreement, Graham’s employment shall terminate for cause, and the payments hereunder shall cease. The Parties acknowledge and agree all rights to non-vested Restricted Stock Awards in and to the common stock of Trinity Industries, Inc. shall terminate, lapse and be forfeited at the time of such termination for cause. In the event of Graham’s death during the term of this Agreement, as and if extended, any outstanding Trinity Industries, Inc. stock options or stock awards held by Graham will be resolved by the express language, terms and conditions of the plan(s) identified, and as further expressed in, Articles 1.10 and 1.11 of this Agreement.
     1.4 Position and Duties.
          (a) Position. Beginning on the effective date of this Agreement through January 15, 2008, Graham will begin a succession process as he continues in his current position as President of Trinity North American Freight Car, Inc. Effective January 16, 2008, Graham will begin his gradual retirement transition serving Trinity in a reduced capacity as an advisor to the Group President of TrinityRail, with duties and responsibilities that are appropriate to such position.
          (b) Duties. Graham’s duties shall include those matters determined by the Group President of TrinityRail which may include: (i) the oversight of a project regarding rail car production planning; (ii) information and knowledge exchange; (iii) business development; and (iv) any other special projects or other duties typical of such position or otherwise assigned to Graham (hereinafter “Special Projects”).

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     1.5 Commitment and Compensation.
          Through the term of this Agreement, Graham shall devote sufficient business time as set forth hereinafter, and shall use his best efforts in the performance of his Special Projects hereunder, and Trinity agrees to compensate Graham on the following schedule and Trinity agrees that the scope of work for each of the Special Projects will be constructed in such a way as to permit completion within the time commitments made by Graham below, plus reasonable excess as needed.
          (a) Effective date through January 15, 2008. For the period beginning on the effective date of this Agreement through January 15, 2008, Trinity agrees to pay Graham his current base rate of pay in exchange for Graham’s commitment to continue to fulfill the duties and responsibilities of President of Trinity North American Freight Car, Inc., as well as Graham’s succession process duties.
          (b) January 16, 2008 through December 31, 2008. For the period January 16, 2008 through December 31, 2008, Trinity shall pay Graham the semi-monthly rate of Nine Thousand Four Hundred Seventeen and No/100ths Dollars ($9,417.00) in exchange for Graham’s commitment to make himself available to Trinity for Special Projects for 30 days per calendar quarter.
          (c) January 1, 2009 through December 31, 2009. For the period January 1, 2009 through December 31, 2009, Trinity shall pay Graham the semi-monthly rate of Six Thousand Two Hundred Fifty and No/100ths Dollars ($6,250.00) in exchange for Graham’s commitment to make himself available to Trinity for Special Projects for 20 days per calendar quarter.
          (d) January 1, 2010 through December 31, 2010. For the period January 1, 2010 through December 31, 2010, Trinity shall pay Graham the semi-monthly rate of Three Thousand One Hundred Twenty Five and No/100ths Dollars ($3,125.00) in exchange for Graham’s commitment to make himself available to Trinity for Special Projects for 10 days per calendar quarter.
          (e) January 1, 2011 through December 31, 2011. For the period January 1, 2011 through December 31, 2011, Trinity shall pay Graham the semi-monthly rate of One Thousand Forty One and 67/100ths Dollars ($1,041.67) in exchange for Graham’s commitment to make himself available to Trinity for Special Projects for 5 days per calendar quarter.
     1.6 Additional Per Diem Compensation. If, at the direction of the Group President of TrinityRail, Graham performs work for Trinity in excess of the stipulated availability commitments contained in Article 1.5 (b-e), Trinity agrees to pay Graham the gross sum of One Thousand and No/100ths Dollars ($1,000.00) per day.
     1.7 Additional Special Award Eligibility. Graham will be eligible to receive a lump sum payment of One Hundred Thousand and No/100ths Dollars ($100,000.00) as a “Special Award” to be paid no later than April 1, 2009 if Graham achieves pre-specified performance goals for the fiscal year ending December 31, 2008, as determined by Trinity.
     1.8 Employee Benefits. During 2007, Graham will continue to participate in all executive and standard employee benefit plans that he participated in immediately preceding the effective date of

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this Agreement. During 2008 Graham will continue to be eligible to participate in standard employee benefits to the extent permitted under the terms of the employee benefits plans, excluding vacation pay, and will be eligible to participate in the Executive Perquisite Program dated July 1, 2001, and company-paid executive physical examination. Beginning in 2009 and continuing through the remainder of the term of this Agreement, Graham will only be eligible for standard employee benefits, including the 401k Enhanced Plan and group medical, dental and cancer plans, and excluding vacation pay. Graham acknowledges and agrees employee benefits may be added, discontinued, amended or modified during the term of this Agreement at the sole discretion of Trinity Industries, Inc. In the event of Graham’s death during the term of this Agreement, any benefits payable under any employee benefit plan in which Graham participated will be paid to the designated beneficiary(ies) on file at Trinity Industries, Inc. Trinity also agrees that Graham will retain the use of his company laptop and blackberry to facilitate the execution of his tasks through the term of this Agreement.
     1.9 Travel Expenses. Trinity agrees to reimburse Graham customary and reasonable travel expenses directly attributable to the performance of the Special Projects work under this Agreement, pursuant to Trinity Operating Procedure No. B-11.
     1.10 Incentive Stock Option Grants and Non-Qualified Stock Option Grants (“ISO’s and NQSO’s”). The Parties acknowledge and agree the ISO’s and NQSO’s granted to Graham will be governed by the express language, terms and conditions of the plan(s) under which they were granted, and the Parties agree nothing contained in this Agreement is intended to modify or in any way whatsoever change the ISO’s and NQSO’s. Exhibit A, attached hereto, sets forth a listing of all ISO’s and NQSO’s granted to Graham as of the effective date of this Agreement.
     1.11 Restricted Stock Awards (“RSA’s”). The Parties acknowledge and agree the RSA’s awarded to Graham will be governed by the express language, terms and conditions of the plan(s) under which they were awarded; provided, however, the Parties agree Graham’s RSA’s that would otherwise vest after December 31, 2011 will not become vested by reason of eligibility for retirement as defined in the RSA plan document unless the term of this Agreement is extended pursuant to Article 1.2. If and only if the Parties mutually agree in writing to extend the term of this Agreement, will vesting occur by reason of Graham’s continued employment in either or both of 2012 or 2013 as specified in the Restricted Stock Grant Agreements between the Parties dated May 11, 2004, May 9, 2005 and May 7, 2007. If the Parties do not mutually agree to extend the term of this Agreement, all RSA’s that would have vested in 2012 and 2013 shall terminate, lapse and be forfeited; provided, however, in the event the Parties extend this Agreement through 2012, but do not mutually agree to extend through 2013, those RSA’s vesting in 2012 will vest as a result of Graham’s continued employment, and those RSA’s that would have vested in 2013 shall terminate, lapse and be forfeited. Nothing contained in this Agreement is intended to modify or in any way whatsoever change the RSA’s, except the agreement between the Parties contained herein to expressly eliminate the retirement vesting provision of the RSA plan document. The Parties agree that Exhibit B, attached hereto, sets forth a listing of all RSA’s awarded to Graham as of the effective date of this Agreement.
     1.12 Deferred Compensation Plan and Agreement (“DCP”). The Parties acknowledge and agree the Deferred Compensation Plan and Agreement dated January 1, 2005, will be governed by the express language, terms and conditions of the DCP and the Parties agree nothing contained in this Agreement is intended to modify or in any way whatsoever change the DCP. Graham acknowledges and

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agrees he will not participate in the DCP for Fiscal Year 2008 or beyond, that he will receive a distribution of his DCP account balance in accordance with the plan document and Graham is bound by the non-compete provision of paragraph 4 (a) of the DCP.
ARTICLE 2
Confidentiality, Code of Business Conduct and Ethics, Non-Compete, Stock Trading and Injunctive
Relief.
     2.1 Confidential Information, Code of Business Conduct and Ethics and Training. During the term of this Agreement, Graham will continue to be privy to confidential information and trade secrets of Trinity and its affiliated entities (the “Confidential Information”), including, but not limited to: (a) information regarding Trinity’s and its affiliated entities’ customers; (b) information regarding Trinity’s and its affiliated entities’ financial disposition and investments; and (c) information related to Trinity’s and its affiliated entities’ businesses. Graham understands, acknowledges and agrees the Confidential Information gives Trinity and its affiliated entities a competitive advantage over others who do not have such information and Trinity and/or its affiliated entities would be harmed if the Confidential Information were disclosed. Graham agrees that he will hold the Confidential Information in trust and confidence for Trinity and/or its affiliated entities and will not: (i) use the Confidential Information for any purpose (other than for the benefit of Trinity and/or its affiliated entities); or (ii) disclose to any person or entity the Confidential Information (except as necessary to carry out his duties under this Agreement). Graham further agrees to take reasonable steps to safeguard the Confidential Information and prevent its disclosure to unauthorized persons. During the term of this Agreement Graham agrees to comply with the Trinity Industries, Inc. Code of Business Conduct and Ethics and to participate in the web-hosted, and other, Trinity Industries, Inc. training and education programs as directed by the Group President of TrinityRail. Graham affirms he has properly and truly disclosed to the Trinity Board, and/or appropriate corporate officers of Trinity, all acts, conduct, undertakings, as well as oral, written and digital communications, which have been, or could be, subject to audit. Graham acknowledges and agrees he is also bound by the terms of the Confidentiality Agreement dated January 9, 2007, and further agrees he will remain bound by the Confidentiality Agreement during the term of this Agreement and any extensions thereof.
     2.2 Non-compete. During the term of this Agreement, and for a twelve (12) month period after the expiration of this Agreement, Graham agrees he will not recruit current employees of Trinity of its affiliated entities, including those hired or acquired by such entities during the term of this Agreement, away from their current employment, and Graham cannot be employed, either directly or indirectly, including consulting, by Caterpillar Corporation or any Railcar original equipment manufacturer or any railcar leasing or repair company.
     2.3 Stock Trading. Graham acknowledges that he is aware that United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. In this regard, Graham agrees that during the term of this Agreement Graham will comply with any recurring or discreet blackout

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period announced by Trinity Industries, Inc. if Graham performs work on Special Projects involving material non-public information.
     2.4 Injunctive Relief. Graham consents and agrees that if he were to violate Article 2.1 or 2.2, Trinity would sustain irreparable harm and, therefore, in addition to any other remedies that Trinity may have under this Agreement or otherwise, and notwithstanding the provisions of Article 4.5 below, Trinity shall be entitled to apply to any court of competent jurisdiction for constructive trust or an injunction restraining Graham or any other party from committing or continuing any such violation of this Agreement.
ARTICLE 3
General Release, Covenant Not to Sue and No Admission of Liability
     3.1 General Release and Personal Representation and Warranty . In exchange for Trinity’s agreement to provide Graham the employment, compensation and other consideration described in Article 1 of this Agreement, Graham hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, for himself, his heirs, executors, administrators, legal representatives and assigns, Trinity and its current and former subsidiaries, parents, affiliates, successors, assigns, directors, officers, managers, shareholders, employees, supervisors, attorneys, agents and representatives (the “Released Parties”), from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, interest, and expenses (including attorneys’ fees and expenses) whatsoever, other than any arising under this Agreement, and demands of every kind or nature whatsoever which he now has or may have or assert, growing out of or pertaining to, any transactions, dealings, employment, conduct, acts or omissions, or other matters or things arising from Graham’s relationship with Trinity occurring or existing at any time on or prior to the date of this Agreement. Unless otherwise specifically provided in this Agreement, Graham releases Trinity from any and all rights or claims under any bonuses and incentive compensation (excluding any incentive which may be payable under the Calendar Year 2007 Incentive Compensation Program); the Amended and Restated Executive Severance Agreement dated December 13, 2001; participation in the Deferred Compensation Plan and Agreement dated January 1, 2005, after calendar year 2007; participation in the Executive Perquisite Program dated July 1, 2001, after calendar year 2008; vacation pay after calendar year 2007, any and all claims for benefits (other than those benefits vested as of the effective date of this Agreement or which become vested prior to the expiration of this Agreement, and those “standard employee benefits” and “executive benefits” Graham is eligible to participate in during the term of this Agreement); compensatory and punitive damages; any and all claims for personal, emotional and medical injury; any and all claims for breach of contract or quasi-contract; or tort or negligence; as well as costs, interest, expenses and attorneys’ fees. To the extent allowed by law, Graham waives any and all rights and claims which he has or may have against Trinity under the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), as amended, Title VII of the Civil Rights Act of 1964, as amended, the American with Disabilities Act, as amended, the Texas Commission on Human Rights Act, or any other state, municipal or federal statutes, regulations or executive orders, including any and all causes of action recognized at common law and/or public policy of the United States of America and/or the State of Texas. Graham represents and warrants that no other person has any right, title, interest or claim, at law or equity, or pursuant to judgment, decree

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or settlement, and whether arising by marriage, divorce or otherwise, to any of the compensation, benefits or property set out in this Agreement.
     3.2 Covenant Not to Sue. Except for any actions necessary to enforce this Agreement, Graham hereby warrants and promises neither Graham nor any agent or legal representative of Graham has filed, or will file or initiate, a lawsuit against Trinity or the Released Parties in any federal, state or local forum as to any claim or dispute released under this Agreement. If Graham or anyone acting on his behalf, including any federal, state, county or municipal agency or entity, files any administrative claim pertaining to Graham’s employment with Trinity or relating to any claim released under this Agreement, Graham hereby agrees to disclaim and waive any claim for damages of any nature, including wages, compensatory and punitive damages, and attorneys’ fees, costs and expenses.
     3.3 No Admission of Liability. Graham does hereby acknowledge and promise that, although there is included in the foregoing the full, complete and final settlement and satisfaction of all claims, demands and charges of every nature growing out of those matters involved in each and every aspect of his employment relationship with Trinity, these facts shall in no manner be deemed an admission, finding or indication — for any purpose whatsoever — that Trinity or the Released Parties have, at any time (including the present) or in any respect, contrary to law or to the rights of any person, violated the rights of Graham or any other person.
ARTICLE 4
Miscellaneous
     4.1 Amendment Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, covenants or conditions hereof may be waived, only by a written instrument executed by the Parties hereto, or, in the case of a wavier, by the party waiving compliance. The failure of any party to this Agreement at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party to this Agreement of any condition contained in this Agreement, or of the breach of any term, provision or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, provision or covenant.
     4.2 Legal Proceedings. During the term of this Agreement and for a period of twelve (12) months from the termination of this Agreement, Graham agrees, without the necessity of a subpoena, to make himself available, upon reasonable notice and at reasonable times, if deemed needed by Trinity, for any and all legal proceedings or threatened legal proceedings involving Trinity and agrees to cooperate fully with Trinity in any such legal proceeding or threatened proceeding for which Trinity may call him as a witness. Graham will also cooperate with Trinity by providing any requested information and reasonably assist in the preparation for any discovery or legal proceedings. Further, Graham will immediately notify Trinity upon being contacted by any person or entity not specifically authorized by Trinity requesting information about internal company operations or matters, and Graham will refrain from providing any information until after notification to and consultation with Trinity. Graham shall be reimbursed reasonable expenses incurred while serving as a witness for

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Trinity in any such proceedings. Graham agrees to provide Trinity with proper documentation for expenses prior to reimbursement.
     4.3 Governing Law and Severability. Graham acknowledges and agrees the terms and conditions of this Agreement are contractual and not a mere recital. Graham further agrees and acknowledges that the validity and/or enforceability of this Agreement will be governed by the laws of the State of Texas, unless preempted by federal law, and that if any provision contained herein should be determined by any court or administrative agency to be illegal, invalid, unenforceable, or otherwise contrary to public policy, the validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
     4.4 Entire Agreement. Except for existing written agreements between Graham and Trinity, including, but not limited to, the Confidentiality Agreement, the DCP, the ISO’s, the NQSO’s, the RSA’s, or any other restrictive covenants, this Agreement contains the entire understanding between the Parties hereto with respect to Graham’s employment, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained, which shall be deemed terminated effective immediately.
     4.5 Dispute Resolution. Any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including, without limitation, any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by binding arbitration in accordance with the then current Arbitration Rules of the American Arbitration Association, and any party may submit such dispute, controversy or claim to arbitration. Each party may elect one arbitrator and the Parties shall mutually select a third arbitrator, and all three arbitrators shall determine the dispute, controversy or claim by a majority vote. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The arbitration shall be held in Dallas, Texas.
     4.6 Voluntary Consent. By signing this Agreement, Graham acknowledges: (a) he has read this Agreement and fully understands its terms and their import; (b) any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction; (c) he has had at least 21 days to consider the terms and effects of this Agreement and has either considered it for that period of time or has knowingly and voluntarily waived his right to do so; (d) he may revoke this Agreement by sending written notice to JERRY L. MYERS, DEPUTY GENERAL COUNSEL- LABOR & EMPLOYMENT, TRINITY INDUSTRIES, INC., 2525 Stemmons Freeway, Dallas, Texas 75207, so as to be received within seven (7) days of Graham’s signing of this Agreement (“Revocation Period”); (e) the receipt of the consideration described in this Agreement is expressly conditioned on his signing of this Agreement and the expiration of the mandatory Revocation Period, without revocation by Graham; (f) he has been given the opportunity to consult with an attorney of his own choosing regarding the terms of this Agreement and encouraged to do so; and (g) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

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     NOW, THEREFORE, intending to be legally bound hereby, Graham signs this Agreement on this 17th day of October, 2007 (the “effective date of this Agreement”).

MARTIN GRAHAM

/s/ Martin Graham

Martin Graham
     NOW, THEREFORE, intending to be legally bound hereby, William A. McWhirter, an authorized officer, executes, executes this Agreement on behalf of Trinity North American Freight Car, Inc. this 17 day of October, 2007.
TRINITY NORTH AMERICAN FREIGHT CAR, INC.

by:	/s/ William A. McWhirter

William A. McWhirter on behalf of said corporation.

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